Exhibit 99.1

FROM:	Porter, LeVay & Rose, Inc.
Michael J. Porter, President
(212) 564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman and CEO
(508)533-4300

FOR IMMEDIATE RELEASE

CYBEX REPORTS THAT U.S. COURT OF APPEALS WILL

NOT ACCEPT RE-HEARING OF COLASSI APPEAL

Medway, MA, April 10, 2007—Cybex International, Inc. (NASDAQ: CYBI), a leading exercise equipment manufacturer, reported that the United States Court of Appeals for the Federal Circuit will not accept a re-hearing of the Company’s appeal of the previously reported judgment entered against the Company in the Colassi v. Cybex International, Inc. patent litigation. The Company does not intend to further litigate the matter and accordingly intends to satisfy the judgment, which with interest is approximately $2,800,000, within the next 30 days. This matter has been previously reserved on the Company’s consolidated financial statements and the Company does not anticipate that the payment of the judgment will result in any further charge to earnings.

John Aglialoro, CYBEX Chairman and CEO stated, “While we are disappointed that the Court denied our request for a re-hearing, we are pleased that, with the finalization of this suit, we have no further non-insured open litigation matters.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user — from the professional athlete to the first-time exerciser — to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2006, its Reports on Form 10-Q, its Current Reports on Form 8-K and its proxy statement dated April 10, 2007.